Exhibit n.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Hercules Capital, Inc. of our report dated February 21, 2019 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, and our report dated February 28, 2019 relating to the senior securities table of Hercules Capital, Inc., which appear in this Registration Statement. We also consent to the references to us under the headings “Experts,” “Selected Consolidated Financial Data,” and “Senior Securities” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

February 28, 2019